Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

August 23, 2012

Commodities · Currencies · Equities · Fixed Income

iPath® Exchange Traded Notes

iPath Fixed Income ETNs. Because you have enough on your mind.


Europe
inflation
policy shifts
tax reform
cross border risk
fiscal cliff
elections

One trade solutions that follow your train of thought. Traditional and exceptional risk factors are making investing more challenging than ever. But you can adjust portfolio sensitivity to yield curve exposure with exchange-traded iPath Fixed Income ETNs. From the unique iPath Flattener and iPath Steepener that execute strategies without accessing future or swap accounts, to "Bull" and "Bear" products, iPath ETNs offer efficient solutions to help you manage fixed income risk.

Find out more at iPathETN.com/fixedincome
or call 1-877-76-iPATH

FLAT — iPath® US Treasury Flattener ETN

STPP — iPath® US Treasury Steepener ETN

BARCLAYS

An investment in iPath ETNs ("ETNs") involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus. The ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.

"Barclays US Treasury 2Y/10Y Yield Curve Index™" is a trademark of Barclays Bank PLC.

© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
iP-0601-0812

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE